EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

First Republic Bank:

We consent to the inclusion of our report dated March 13, 2006, with respect to the consolidated balance sheet of First Republic Bank and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, included in the prospectus for Series E preferred stock of First Republic Preferred Capital Corporation.

/s/    KPMG LLP

San Francisco, California

November 28, 2006